Exhibit 2.3

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND AMONG

JDS UNIPHASE CORPORATION,

LUMENTUM HOLDINGS INC.

AND

LUMENTUM OPERATIONS LLC

[•], 2015

TABLE OF CONTENTS

(continued)

EXHIBITS

A	Form of ESCROW AGREEMENTS

B	Form of SUPPLY AGREEMENT

C	Form of TAX MATTERS AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [•], 2015 (the “Effective Date”), is by and between JDS Uniphase Corporation, a Delaware corporation which is anticipated to be renamed Viavi Solutions, Inc. (“JDSU”), Lumentum Holdings Inc., a Delaware corporation (“Holdings”) and Lumentum Operations LLC, a Delaware limited liability company (“Lumentum”) (this “Agreement”). Certain terms used in this Agreement are defined in Section 1.1.

RECITALS

WHEREAS, JDSU has previously transferred certain assets and liabilities to Lumentum Operations LLC in consideration for one hundred percent (100%) of the membership interests in Lumentum Operations LLC (the “Membership Interest”) (“Contribution”); and

WHEREAS, after the Contribution, JDSU transferred its Membership Interest to Lumentum Inc. in consideration for [•] shares of Common Stock of Lumentum Inc., par value $0.001 (the “Lumentum Common Stock”), [•] shares of Series A Preferred Stock of Lumentum Inc. (the “Lumentum Series A Stock”) and [•] shares of Series B Preferred Stock of Lumentum Inc. (the “Lumentum Series B Stock”).

WHEREAS, JDSU now wishes to contribute the Lumentum Common Stock and the Lumentum Series B Stock it holds to Holdings (“Separation”); and

WHEREAS, pursuant to this Agreement, JDSU wishes to distribute the Common Stock of Holdings, all of which is held by JDSU as of immediately prior to the Effective Date, to the holders of issued and outstanding shares of the Common Stock of JDSU (“JDSU Common Stock”) as of the Record Date (as defined herein) by means of a pro rata distribution of one share of Common Stock of Holdings, par value $0.001 (“Holdings Common Stock”), for every five shares of JDSU Common Stock held thereby (“Distribution”); and

WHEREAS, JDSU and Holdings have prepared, and Holdings has filed with the Securities and Exchange Commission (“SEC”), a Registration Statement on Form 10, which includes an Information Statement and sets forth certain disclosures concerning Holdings and Lumentum, and the Contribution, Separation and Distribution; and

WHEREAS, for U.S. federal income tax purposes, the transactions contemplated by this Agreement, taken together, are intended to qualify as a tax-free transaction pursuant to Sections 355(a) and 368(a)(1)(D) of the Code.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

Article I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this section:

(1) “Affiliate” means, when used with respect to a specified Person, a Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that, from, at and after the Distribution Effective Time, for purposes of this Agreement, Lumentum and Holdings shall not be deemed to be Affiliates of any member of the JDSU Group, and no member of the JDSU Group shall be deemed to be an Affiliate of Lumentum or Holdings.

(2) “Approvals or Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

(3) “Code” means the Internal Revenue Code of 1986, as amended.

(4) “Contribution Agreement” means that certain CONTRIBUTION AGREEMENT entered into by and between JDSU and Lumentum, dated as of even date herewith.

(5) “Disclosure Document” means any registration statement (including the Form 10) filed with the SEC by or on behalf of any party or any of its Subsidiaries, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case which describes the transactions contemplated hereby.

(6) “Distribution Agent” means Computershare Trust Company, N.A., or such other distribution agent named by JDSU.

(7) “Distribution Date” means the date on which JDSU commences distribution of all of the issued and outstanding shares of Holdings Common Stock to the holders of JDSU Common Stock.

(8) “Distribution Effective Time” means the time at which the Distribution occurs on the Distribution Date, which shall be deemed to be 12:01 a.m., New York City time.

(9) “Employee Matters Agreement” means that certain EMPLOYEE MATTERS AGREEMENT entered into by JDSU, Lumentum and Holdings dated as of even date herewith and attached as EXHIBIT A to the CONTRIBUTION AGREEMENT.

(10) “Escrow Agreements” means the ESCROW AGREEMENTS in substantially the forms attached hereto as EXHIBIT A, to be entered into by and between JDSU, on the one hand, and Lumentum and Holdings, on the other hand, on or prior to the Contribution Date.

(11) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made.

(12) “Force Majeure” means, with respect to a party, an event beyond the control of such party (or any Person acting on its behalf), which by its nature could not reasonably have been foreseen by such party (or such Person), or, if it could have reasonably been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one (1) or more acts of terrorism or failure of energy sources or distribution facilities.

(13) “Form 10” means the registration statement on Form 10 initially filed by Holdings with the SEC on February 26, 2015 to effect the registration of Holdings Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution Effective Time.

(14) “Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign, transnational or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government or any executive official thereof.

(15) “Group” means the JDSU Group or the Lumentum Group, as the context may dictate.

(16) “Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

(17) “Information Statement” means the information statement to be sent to each holder of JDSU Common Stock in connection with the Distribution, as filed with the SEC as part of the Form 10, as such information statement may be amended or supplemented from time to time prior to the Distribution Effective Time.

(18) “JDSU Business” means the network enablement (excluding the WaveReady Business), service enablement and optical security and performance product businesses conducted prior to the Effective Time by any member of the JDSU Group, including (A) the businesses set forth on SCHEDULE 1.1(28) to the CONTRIBUTION AGREEMENT and (B) any other businesses or operations conducted primarily through the use of the Excluded Assets; and specifically excluding the Lumentum Business.

(19) “JDSU Group” means JDSU and each Person (other than Lumentum and Holdings) that is a Subsidiary of JDSU immediately prior to or after the Effective Time, which shall include those entities set forth on SCHEDULE 1.1(30) to the CONTRIBUTION AGREEMENT, and each Person that becomes a Subsidiary of JDSU after the Effective Time of the CONTRIBUTION AGREEMENT.

(20) “Law” means any national, foreign, international, multinational, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, directive, guidance, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

(21) “Lumentum Assets” means the assets transferred to Lumentum pursuant to the CONTRIBUTION AGREEMENT.

(22) “Lumentum Business” means the communications and commercial optical products business of JDSU and the WaveReady Business, including (a) the businesses and operations conducted prior to the Effective Time by Lumentum, but excluding those businesses set forth on SCHEDULE 1.1(28) to the CONTRIBUTION AGREEMENT, (b) the businesses and operations set forth on SCHEDULE 1.1(36) to the CONTRIBUTION AGREEMENT, and (c) any other businesses or operations conducted primarily through the use of Lumentum Assets.

(23) “Lumentum Common Stock” means the Common Stock of Lumentum, par value $0.001.

(24) “Lumentum Group” means Lumentum, Holdings and each Person that is or becomes a Subsidiary of Lumentum or Holdings at and following the Effective Time of the CONTRIBUTION AGREEMENT, which shall include, those entities set forth on SCHEDULE 1.1(39) to the CONTRIBUTION AGREEMENT, and each Person that becomes a Subsidiary of Lumentum or Holdings after the Effective Time of the CONTRIBUTION AGREEMENT.

(25) “NASDAQ” means the NASDAQ Stock Market.

(26) “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, Governmental Authority or other entity.

(27) “Record Date” means the date determined by the Board of Directors of JDSU as the record date for the Distribution.

(28) “SEC” means the United States Securities and Exchange Commission.

(29) “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made.

(30) “Separation Date” means the date on which JDSU contributes all of the issued and outstanding Lumentum Common Stock to Holdings.

(31) “Separation Effective Time” means the time at which the Separation occurs on the Separation Date, which shall be deemed to be 12:01 a.m., New York City time.

(32) “Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such Person, (B) the total combined equity interests or (C) the capital or profit interests, in the case of a partnership, or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

(33) “Supply Agreement” means the SUPPLY AGREEMENT, in substantially the form attached hereto as EXHIBIT B, to be entered into by and between JDSU and Lumentum on or prior to the Contribution Date.

(34) “Tax Matters Agreement” means the TAX MATTERS AGREEMENT, in substantially the form attached hereto as EXHIBIT C, to be entered into by and between JDSU and Lumentum on or prior to the Contribution Date.

(35) “Transaction Documents” means this Agreement, the SUPPLY AGREEMENT, the TAX MATTERS AGREEMENT and the ESCROW AGREEMENTS.

(36) “WaveReady Business” means all optical networking and wavelength division multiplexing systems, products and services marketed by JDSU under the “WaveReady” product family.

1.2 Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section
Action	Section 1.1(1) of the CONTRIBUTION AGREEMENT

Agreement	Preamble

Contribution	Recitals

Distribution	Recitals

Dispute	Section 6.1

Effective Date	Preamble

Financing Transaction	Section 2.1(b)

Holdings	Preamble

Holdings Common Stock	Recitals

Indemnified Party	Section 5.2

Indemnifying Party	Section 5.2

Initial Notice	Section 6.2

JDSU	Preamble

JDSU Common Stock	Recitals

JDSU Confidential Information	Section 5.4(b)

Liabilities	Section 1.1(33) of the CONTRIBUTION AGREEMENT

Lumentum	Preamble

Lumentum Common Stock	Recitals

Lumentum Confidential Information	Section 5.4(a)

Lumentum Series A Stock	Recitals

Lumentum Series B Stock	Recitals

Membership Interest	Recitals

Provider	Section 5.6

PwC	Section 3.2

Recipient	Section 5.6

Representatives	Section 5.4(a)

Response	Section 6.2

SEC	Recitals

Separation	Recitals

Services	Section 5.6

Service Schedule	Section 5.6

Services Period	Section 5.6

Third Party Claims	Section 4.6(a) of the CONTRIBUTION AGREEMENT

Article II

SEPARATION

2.1 Condition Precedent to Separation. In no event shall the Separation occur unless JDSU and Lumentum shall have entered into the CONTRIBUTION AGREEMENT and each of the Transaction Documents (as such term is defined in the CONTRIBUTION AGREEMENT) attached as an exhibit thereto, and the Contribution shall have been consummated.

2.2 Transfer of Lumentum Stock. Subject to the terms and conditions set forth in this Agreement, at the Separation Effective Time, JDSU shall contribute all issued and outstanding Lumentum Common Stock and Lumentum Series B Stock to Holdings.

Article III

DISTRIBUTION

3.1 Actions to be Taken Prior to the Distribution. Prior to the Distribution Effective Time and subject to the terms and conditions set forth herein, the parties hereto shall take the following actions:

(a) Securities Law Matters. Holdings shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. JDSU and Holdings shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement. JDSU and Holdings will prepare, and Holdings will, to the extent required by the applicable law, file with the SEC, any such documentation and any requisite no-action letters which JDSU determines are necessary or desirable to effectuate the Distribution, and JDSU and Holdings shall use their respective reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. JDSU and Holdings shall take all such actions as may be necessary or appropriate under the securities or “blue sky” Laws of states or other political subdivisions of the United States and shall use commercially reasonable efforts to comply with all applicable foreign securities Laws in connection with the transactions contemplated by this Agreement.

(b) Information Statement. JDSU shall mail the Information Statement to the holders of JDSU Common Stock as of the Record Date.

(c) NASDAQ Listing. Holdings shall prepare, file and pursue an application to permit listing of the Holdings Common Stock on the NASDAQ, subject to official notice of issuance.

(d) Distribution Agent. JDSU shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

(e) Stock-Based Employee Benefit Plans. JDSU and Holdings shall take all actions as are necessary to approve the stock-based employee benefit plans of Holdings (and the grants of awards under such plans in connection with the Distribution) in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the NASDAQ.

(f) Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. JDSU and Holdings shall take all necessary actions to adopt each of the amended and restated certificate of incorporation and the amended and restated bylaws of Holdings, each substantially in the forms filed by Holdings with the SEC as exhibits to the Form 10.

(g) Satisfying Conditions to the Distribution. JDSU and Holdings shall cooperate to cause the conditions to the Distribution set forth in Section 3.2 to be satisfied and to effect the Distribution at the Distribution Effective Time upon such satisfaction (or waiver).

3.2 Conditions Precedent to the Distribution. In no event shall the Distribution occur unless each of the following conditions shall have been satisfied (or waived by JDSU, in whole or in part, in its sole discretion):

(a) JDSU shall have received an opinion of PricewaterhouseCoopers LLP (“PwC”) to the effect that the transactions contemplated in this Agreement should qualify as a transaction that is described in Sections 355(a) and 368(a)(1)(D) of the Code;

(b) the Form 10 shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Form 10 shall be in effect, no proceedings for such purpose shall be pending before or threatened by the SEC;

(c) the Information Statement shall have been mailed to holders of JDSU Common Stock as of the Record Date;

(d) all actions and filings necessary or appropriate under applicable federal, state or foreign securities or “blue sky” Laws and the rules and regulations thereunder shall have been taken and, where applicable, become effective or been accepted;

(e) the Holdings Common Stock to be delivered in the Distribution shall have been approved for listing on the NASDAQ, subject to official notice of issuance;

(f) no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution or any of the transactions related thereto shall be in effect;

(g) no event or development shall have occurred or shall exist that, in the judgment of the Board of Directors of JDSU, in its sole discretion, makes it inadvisable to effect the Separation and Distribution or the other transactions contemplated hereby.

Each of the foregoing conditions is for the sole benefit of JDSU and shall not give rise to or create any duty on the part of JDSU or its Board of Directors to waive or not to waive any such condition or to effect the Separation and Distribution, or in any way limit JDSU’s rights of termination set forth in this Agreement. Any determination made by JDSU prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.2 shall be conclusive and binding on the parties.

3.3 Distribution.

(a) Subject to the terms and conditions set forth in this Agreement, (i) on the Distribution Date, JDSU shall deliver to the Distribution Agent for the benefit of holders of record of JDSU Common Stock as of the Record Date, book-entry transfer authorizations for such number of the issued and outstanding shares of Holdings Common Stock necessary to effect the Distribution, (ii) the Distribution shall be effective at the Distribution Effective Time and (iii) JDSU shall instruct the Distribution Agent to distribute, on or as soon as practicable after, the Distribution Effective Time, to each holder of record of JDSU Common Stock as of the Record Date, by means of a pro rata distribution of one share of Holdings Common Stock for every five shares of JDSU Common Stock so held. Following the Distribution Date, Holdings agrees to provide all book-entry transfer authorizations for shares of Holdings Common Stock that JDSU or the Distribution Agent shall require in order to effect the Distribution.

(b) Notwithstanding anything to the contrary contained in this Agreement, JDSU shall, in its sole and absolute discretion, determine the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, JDSU may at any time and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

(c) Stockholders holding a number of JDSU Common Stock as of the Record Date which would entitle such Stockholders to receive less than one (1) whole share (in addition to any whole shares) of Holdings Common Stock in the Distribution will receive cash in lieu of fractional shares. Fractional shares of Holdings Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Distribution Agent shall, as soon as practicable after the Distribution Effective Time, (i) determine the number of whole shares and fractional shares of Holdings Common Stock allocable to each holder of record or beneficial owner of JDSU Common Stock as of the close of business on the Record Date, (ii) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions, in each case, at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests and (iii) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the cash proceeds (net of discounts and commissions) of such sale, based upon the average gross selling price per share of Holdings Common Stock after making appropriate deductions for any amount required to be withheld for U.S. federal income tax purposes and any brokerage fees incurred in connection with these sales of fractional shares. The sales of fractional shares shall occur as soon after the Distribution Effective Time as practicable and as determined by the Distribution Agent. Neither JDSU nor Holdings or the Distribution Agent will guarantee any minimum sale price for the fractional shares of Holdings Common Stock. Neither JDSU nor Holdings will pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Notwithstanding anything herein to the contrary, to the extent the distribution of shares of Holdings Common Stock in the Distribution is not permitted under the applicable Law of any jurisdiction, JDSU shall deliver cash in lieu of such shares to the extent permitted under such applicable Law, and the procedures set forth in this section in respect of fractional shares shall apply to such shares of Holdings Common Stock that would otherwise have been distributed in such jurisdiction, mutatis mutandis.

(d) Until the shares of Holdings Common Stock are duly transferred in accordance with this section and applicable Law, from and after the Distribution Effective Time, Holdings will regard the persons entitled to receive such shares of Holdings Common Stock as record holders of shares of Holdings Common Stock in accordance with the terms of the Distribution without requiring any action on the part of such persons. Holdings agrees that, subject to any transfers of such shares, from and after the Distribution Effective Time, (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of Holdings Common Stock then held by such holder and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the shares of Holdings Common Stock then held by such holder.

(e) Any shares of Holdings Common Stock or cash in lieu of fractional shares with respect to Holdings shares that remain unclaimed by any holders of record of JDSU Common Stock one hundred eighty (180) days after the Distribution Date shall be delivered to Holdings, and Holdings shall hold such shares of Holdings Common Stock for the account of such holders, and the parties agree that all obligations to provide such shares of Holdings Common Stock and cash, if any, in lieu of fractional share interests shall be obligations of Holdings, subject in each case to applicable escheat or other abandoned property Laws, and JDSU shall have no Liability with respect thereto.

Article IV

ACCESS TO INFORMATION

4.1 Agreement for Exchange of Information; Archives.

(a) After the Distribution Effective Time, and until the third (3rd) anniversary of the date of this Agreement, subject to Section 5.4 and any other applicable confidentiality obligations, each of JDSU and Lumentum, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group and its Representatives, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) to carry out its human resources functions or to establish, assume or administer its Benefit Plans (as defined in the EMPLOYEE MATTERS AGREEMENT) or payroll functions, (iii) to satisfy audit, accounting or other similar requirements or (iv) to comply with its obligations under this Agreement or any other Transaction Document; provided, that in the case of Information reasonably requested by a party to satisfy its financial, statutory and tax audit requirements, the access contemplated by this section shall extend until the eighth (8th) anniversary of the date of this Agreement, and in the case of Information reasonably requested by a party to satisfy escheatment audit requirements, the access contemplated by this section shall continue indefinitely; provided, further, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. Notwithstanding anything to the contrary herein, members of the JDSU Group shall only be required to provide access to Information that constitutes email which Lumentum reasonably needs to (A) support Lumentum in the prosecution of litigation that such member may initiate, or defend Lumentum or any of its employees in litigation brought by third Persons, or respond to document production requests in connection with any such litigation; (B) comply with a subpoena from a Governmental Authority having jurisdiction over such member; or (C) support investigations (internal or external) of suspected criminal activity for which Lumentum may desire to seek prosecution by law enforcement or for which Lumentum may be subject to prosecution; provided, that any such requests shall be subject to any required third-party consents or notifications and any other obligations that any member of the JDSU Group may have to a third party in connection with such Information or request; provided, further, that Lumentum shall direct any such requests only to the General Counsel of JDSU.

(b) After the Distribution Effective Time and until the third (3rd) anniversary of the date of this Agreement, (i) Lumentum and its Representatives shall have access during regular business hours (as in effect from time to time) to the documents and objects of historic significance that relate to the Lumentum Business that are located in archives retained or maintained by any member of the JDSU Group and (ii) Lumentum may obtain copies (but not originals unless it is a Lumentum Asset) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for such bona fide business purposes; provided, that, Lumentum shall cause any such objects to be returned promptly in the same condition in which they were delivered to Lumentum, and Lumentum shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to JDSU; provided, further, that notwithstanding any provisions of this section, any request for Information or access to Representatives in connection with any Third Party Claims shall be subject to Section 4.7. Lumentum shall pay the applicable fee or rate per hour for archive research services (subject to increase from time to time to reflect rates then in effect for JDSU generally). Nothing herein shall be deemed to restrict the access of Lumentum to any such documents or objects or to impose any liability on JDSU if any such documents or objects are not maintained or preserved by JDSU.

(c) After the Distribution Effective Time (or such earlier time as the parties may agree) and until the third (3rd) anniversary of the date of this Agreement, (i) JDSU and its Representatives shall have access during regular business hours (as in effect from time to time) to the documents and objects of historic significance that relate to the JDSU Business that are located in archives retained or maintained by Lumentum and (ii) JDSU may obtain copies (but not originals unless it is not a Lumentum Asset) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for such bona fide business purposes; provided, that JDSU shall cause any such objects to be returned promptly in the same condition in which they were delivered to JDSU and JDSU shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects) that are then applicable to Lumentum; provided, further, that, notwithstanding any provisions of this section, any request for Information or access to Representatives in connection with any Third Party Claims shall be subject to Section 4.7. JDSU shall pay the applicable fee or rate per hour for archive research services (subject to increase from time to time to reflect rates then in effect for Lumentum generally). Nothing herein shall be deemed to restrict the access of JDSU to any such documents or objects or to impose any liability on Lumentum if any such documents or objects are not maintained or preserved by Lumentum.

(d) Without limiting the generality of the foregoing, until the third (3rd) Lumentum fiscal year end occurring after the Distribution Date (and for a reasonable period of time thereafter as required for each of JDSU and Lumentum to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each of JDSU and Lumentum shall use its commercially reasonable efforts to cooperate with the other party’s Information requests, at each party’s own cost, to enable (i) the other party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and (ii) the other party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements of the other party, including, to the extent applicable to such party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder.

(e) After the Distribution Effective Time (or such earlier time as the parties may agree) and until the second (2nd) anniversary of the date of this Agreement, to the extent that a party receives any communication or information, in electronic, paper or any other form, that is related to the business of the other party, the receiving party shall use best reasonable efforts to forward such communication or information to the other party promptly following receipt thereof.

4.2 Ownership of Information. Any Information owned by one (1) Group that is provided to a requesting party pursuant to Section 4.1 shall be deemed to remain the property of the providing party, except where such Information is an Asset of the requesting party pursuant to the provisions of this Agreement or any other Transaction Document. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any Information requested or provided pursuant to Section 4.1.

4.3 Compensation for Providing Information. The party requesting Information pursuant to Section 4.1 agrees to reimburse the other party for the reasonable out-of-pocket costs and expenses, if any, of creating, gathering and copying such Information (including any costs and expenses incurred in any review of Information for purposes of protecting the privileged Information of the providing party or in connection with the restoration of backup tapes for purposes of providing the requested Information), to the extent that such costs are incurred in connection with such other party’s provision of Information in response to the requesting party.

4.4 Record Retention.

(a) To facilitate the possible exchange of Information pursuant to this Article IV and other provisions of this Agreement after the Effective Time, the parties agree to use their commercially reasonable efforts to retain all Information in their respective possession or control in accordance with the policies or ordinary course practices of JDSU or Lumentum, as applicable, in effect on the Distribution

Date (including any Information that is subject to a “Litigation Hold” issued by either party prior to the Distribution Effective Time) or such other policies or practices as may be reasonably adopted by the appropriate party after the Effective Time.

(b) Except in accordance with its, or its applicable Subsidiaries’, policies and ordinary course practices, no party will destroy, or permit any of its Subsidiaries to destroy, any Information that would, in accordance with such policies or ordinary course practices, be archived or otherwise filed in a centralized filing system by such party or its applicable Subsidiaries; provided, however, that (i) in the case of any Information relating to employee benefits, no party will destroy, or permit any of its Subsidiaries to destroy, any such Information until the expiration of the applicable statute of limitations (giving effect to any extensions thereof), (ii) in the case of any Information relating to a pending or threatened Action (including any pending or threatened investigation by a Governmental Authority) that is known to the members of the Group in possession of such Information, the parties shall comply with the requirements of the applicable “Litigation Hold” (provided, that, with respect to any pending or threatened Action arising after the Effective Time, the requirements of this clause (ii) shall apply only to the extent that whichever member of the JDSU Group or Lumentum Group that is in possession of such Information has been notified in writing pursuant to a “Litigation Hold” of such pending or threatened Action) and (iii) no party will destroy, or permit any of its Subsidiaries to destroy, any Information required to be retained by applicable Law.

(c) In the event of either party’s or any of its Subsidiaries’ inadvertent failure to comply with its applicable document retention policies as required under this Section 4.4, such party shall be liable to the other party solely for the amount of any monetary fines or penalties imposed or levied against such other party by a Governmental Authority (which fines or penalties shall not include any Liabilities asserted in connection with the claims underlying the applicable Action, other than fines or penalties resulting from any claim of spoliation) as a result of such other party’s inability to produce Information caused by such inadvertent failure and shall not be liable to such other party for any other Liabilities in connection therewith.

4.5 Liability. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the party providing such Information.

4.6 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in SCHEDULE 4.6(A) or any other Transaction Document.

(b) Notwithstanding anything in this Article IV to the contrary, the TAX MATTERS AGREEMENT shall govern the sharing, exchange, retention or confidential treatment of Information that is the subject matter of such agreement, and the TAX MATTERS AGREEMENT shall govern in the event of any inconsistency between the TAX MATTERS AGREEMENT and this Agreement with regard to the subject matter of the TAX MATTERS AGREEMENT.

(c) Any party that receives, pursuant to a request for Information in accordance with this Article IV, Information that is not relevant to its request shall (i) either destroy such Information or return it to the providing party and (ii) deliver to the providing party a certificate certifying that such Information was destroyed or returned, as the case may be, which certificate shall be signed by an officer of the requesting party holding the title of vice president or above.

(d) When any Information provided by one (1) Group to the other is no longer needed for the purposes contemplated by this Agreement or any other Transaction Document or is no longer required to be retained by applicable Law, the receiving party will promptly after request of the other party either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

4.7 Production of Witnesses; Records; Cooperation.

(a) After the Distribution Effective Time, except in the case of an adversarial Action by one party against another party, each party shall use its reasonable efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees and other Representatives of the members of its respective Group as witnesses, and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees and other Representatives) or books, records or other documents may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought under this Agreement. The requesting party shall bear all out-of-pocket costs and expenses in connection therewith.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the Indemnified Party shall use reasonable efforts to make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees and other Representatives of the members of its respective Group as witnesses, and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees and other Representatives) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or the prosecution, evaluation or pursuit thereof, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be. The Indemnifying Party shall bear all out-of-pocket costs and expenses in connection therewith.

(c) In furtherance and without limiting the provisions of Section 4.7(a) and Section 4.7(b), the parties shall cooperate and consult to the extent reasonably necessary with respect to any Third Party Claims.

(d) The obligation of the parties to provide witnesses pursuant to this Section 4.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first (1st) sentence of Section 4.7(a)).

(e) In connection with any matter contemplated by this Section 4.7, the parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of any member of any Group.

(f) For the avoidance of doubt, the provisions of this Section 4.7 are in furtherance of the provisions of Section 4.1 and shall not be deemed to in any way limit or otherwise modify the parties’ rights and obligations under Section 4.1.

4.8 Privileged Matters.

(a) The parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Effective Time have been and will be rendered for the collective benefit of each of the members of the JDSU Group and the Lumentum Group, and that each of the members of the JDSU Group and the Lumentum Group shall be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The parties recognize that legal and other professional services will be provided following the Distribution Effective Time, which services will be rendered solely for the benefit of the JDSU Group or the Lumentum Group, as the case may be.

(b) Notwithstanding anything to the contrary in this Article IV, the parties agree as follows:

(i) JDSU shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to the JDSU Business and not to the Lumentum Business, whether or not the privileged Information is in the possession or under the control of any member of the Lumentum Group or any member of the JDSU Group. JDSU shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to any Excluded Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the Lumentum Group or any member of the JDSU Group; and

(ii) Lumentum shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to the Lumentum Business and not to the JDSU Business, whether or not the privileged Information is in the possession or under the control of any member of the Lumentum Group or any member of the JDSU Group. Lumentum shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to any Lumentum Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of Lumentum or any member of the JDSU Group.

(c) Subject to the restrictions set forth in this Section 4.8, the parties agree that they shall have a shared privilege, each with equal right to assert or waive any such shared privilege, with respect to all privileges not allocated pursuant to Section 4.8(b) and all privileges relating to any Actions or other matters that involve both the JDSU Group and Lumentum Group and in respect of which both parties have Liabilities under this Agreement.

(d) Subject to Sections 4.8(e) and (f), no party may waive any privilege that could be asserted under any applicable Law, and in which the other party has a shared privilege, without the consent of the other party, which consent shall (i) not be unreasonably withheld, conditioned or delayed, (ii) be in writing and (iii) notwithstanding clause (ii), be deemed to be granted unless written objection is made within twenty (20) days after notice has been given by the party requesting such consent of the other party.

(e) If any dispute arises between JDSU and Lumentum, or any members of their respective Groups, regarding whether a privilege should be waived to protect or advance the interests of either the JDSU Group or Lumentum Group, each party agrees that it shall (i) negotiate with the other party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other party and (iii) not unreasonably withhold, condition or delay consent to any request for waiver by the other party. Nevertheless, each party is permitted to withhold its consent to the waiver of a privilege for the purpose of protecting its own legitimate interests.

(f) Upon receipt by either party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or as to which the other party has the sole right under this Agreement to assert a privilege, or if either party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such privileged Information, such party shall promptly notify the other party of the existence of the request (which notice shall be delivered to such other party no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide the other party a reasonable opportunity to review the Information and to assert any rights it or they may have under this Section 4.8 or otherwise to prevent the production or disclosure of such privileged Information.

(g) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of JDSU and Lumentum set forth in this Section 4.8 and in Section 5.4 to maintain the confidentiality of privileged Information and to assert and maintain all applicable privileges. The parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the parties contemplated by this Agreement, and the transfer of privileged Information between the parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(h) In furtherance of the parties’ agreement under this Section 4.8, JDSU and Lumentum shall, and shall cause applicable members of their respective Group to, maintain their respective separate and joint privileges, including by executing joint defense and common interest agreements where necessary or useful for this purpose.

Article V

OTHER AGREEMENTS

5.1 Disclosure Indemnification.

(a) Except to the extent provided in Section 5.1(b), Holdings agrees to indemnify and hold harmless JDSU, each member of the JDSU Group, and their respective Affiliates and each Person, if any, who controls any member of the JDSU Group within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all Liabilities arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof, the Information Statement (as amended or supplemented if Holdings shall have furnished any amendments or supplements thereto) or any other Disclosure Document, or arising out of or based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(b) Except to the extent provided in Section 5.1(a), JDSU agrees to indemnify and hold harmless each member of the Lumentum Group, and their respective Affiliates, and any of their directors or officers who sign the Form 10, and any Person, if any, who controls any member of the Lumentum Group within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all Liabilities arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof, the Information

Statement (as amended or supplemented if Holdings shall have furnished any amendments or supplements thereto) or any other Disclosure Document, or arising out of or based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent any such untrue statement or omission or alleged untrue statement or omission arises out of (i) information specifically relating to Excluded Assets and/or Excluded Liabilities or (ii) information specifically relating to JDSU and other members of the JDSU Group as of and following the Effective Time, in each case, that is included in the Form 10, the Information Statement (including any amendments and supplements to the Form 10 and/or the Information Statement) or any other Disclosure Document.

5.2 Contribution. If the indemnification provided for in this Article V is unavailable to, or insufficient to hold harmless, an indemnified party (“Indemnified Party”) under Section 5.1 in respect of any Liabilities referred to therein, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party (“Indemnifying Party”) and the Indemnified Party in connection with the actions which resulted in Liabilities as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. For the purposes of this section, (i) information specifically relating to Excluded Assets and/or Excluded Liabilities and (ii) information specifically relating to JDSU and other members of the JDSU Group as of and following the Effective Time, in each case, that is included in the Form 10, the Information Statement or any other Disclosure Document shall be the only “information supplied by” JDSU, and all other information shall be deemed “information supplied by” Holdings.

5.3 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties will cooperate with each other and use (and will cause their respective Subsidiaries to use) commercially reasonable efforts, prior to, on and after the Distribution Date, to take, or to cause to be taken, all actions and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement, the Contribution Agreement and the Transaction Documents.

(b) Without limiting the foregoing, prior to, on and after the Distribution Effective Time, each party shall cooperate with the other parties, and without any further consideration, but at the expense of the requesting party from and after the Distribution Effective Time, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to obtain or make any Approvals or Notifications from or with any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, and to take all such other actions as such party may reasonably be requested to take by any other party from time to time, consistent with the terms of this Agreement, the CONTRIBUTION AGREEMENT and the Transaction Documents, in order to effectuate the provisions and purposes of this Agreement, the CONTRIBUTION AGREEMENT and the Transaction Documents and the transactions contemplated hereby and thereby.

(c) At or prior to the Distribution Effective Time, JDSU and Holdings in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by Holdings or any other Subsidiary of JDSU or Holdings, as the case may be, to effectuate the transactions contemplated by this Agreement, the CONTRIBUTION AGREEMENT and the Transaction Documents.

5.4 Confidentiality.

(a) From and after the Effective Time, subject to Section 5.4(c) and except as contemplated by or otherwise provided in this Agreement or any other Transaction Document, JDSU shall not, and shall cause its Affiliates and their respective officers, directors, employees, agents and representatives, including attorneys, advisors and other representatives of any Person providing financing (collectively, “Representatives”), not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing services to any member of the JDSU Group or use or otherwise exploit for its own benefit or for the benefit of any third Person, any Lumentum Confidential Information. If any disclosures are made in connection with providing services to any member of the JDSU Group under this Agreement or any other Transaction Document, then the Lumentum Confidential Information so disclosed shall be used only as required to perform the services. JDSU shall, and shall cause its Affiliates to, use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Lumentum Confidential Information by any of their Representatives as they currently uses for their own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this section, any Information, material or documents relating to the Lumentum Business furnished to, or in possession of, any member of the JDSU Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by a member of JDSU, its Affiliates, or their respective officers or directors, that contain or otherwise reflect such Information, material or documents is hereinafter referred to as “Lumentum Confidential Information.” Lumentum Confidential Information does not include, and there shall be no obligation under this Agreement with respect to, Information that (i) is or becomes generally available to the public, other than as a result of a disclosure by a member of the JDSU Group not otherwise permissible under this Agreement, (ii) JDSU can demonstrate was or became available to JDSU Group after the Effective Time from a source other than a member of the Lumentum Group or (iii) is developed independently by JDSU without reference to Lumentum Confidential Information; provided, however, that in the case of clause (ii), the source of such Information was not known by JDSU to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any member of the Lumentum Group with respect to such Information.

(b) From and after the Effective Time, subject to Section 5.4(c) and except as contemplated by this Agreement or any other Transaction Document, Lumentum shall not, and shall cause its Affiliates and their respective Representatives not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing services to any member of the Lumentum Group or use or otherwise exploit for its own benefit or for the benefit of any third Person, any JDSU Confidential Information. If any disclosures are made in connection with providing services to any member of the Lumentum Group under this Agreement or any other Transaction Document, then the JDSU Confidential Information so disclosed shall be used only as required to perform the services. Lumentum shall, and shall cause its Affiliates to, use the same degree of care to prevent and restrain the unauthorized use or disclosure of the JDSU Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this section, any Information, material or documents relating to the JDSU Business furnished to, or in possession of, a member of the Lumentum Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by Lumentum, its Affiliates, or their respective officers or directors, that contain or otherwise reflect such Information, material or documents is hereinafter referred to as “JDSU Confidential Information.” JDSU Confidential Information does not include, and there shall be no obligation under this Agreement with respect to, Information that (i) is or becomes generally available to the public, other than as a result of a disclosure by a member of the Lumentum Group not otherwise permissible under this Agreement, (ii) Lumentum can demonstrate was or became available to Lumentum Group after the Effective Time from a source other than a member of the JDSU Group (iii) is developed independently by Lumentum without reference to the JDSU Confidential Information; provided, however, that in the case of clause (ii), the source of such Information was not known by Lumentum to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any member of the JDSU Group with respect to such Information.

(c) If JDSU or its Affiliates, on the one hand, or Lumentum or its Affiliates, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any Lumentum Confidential Information or JDSU Confidential Information (other than with respect to any such information furnished pursuant to the provisions of Article IV), as applicable, the Person receiving such request or demand shall use commercially reasonable efforts to provide the other party with written notice of such request or demand as promptly as practicable under the circumstances so that such other party shall have an opportunity to seek an appropriate protective order. The party receiving such request or demand agrees to take, and cause its Representatives to take, at the requesting party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the party that received such request or demand may thereafter disclose or provide any Lumentum Confidential Information or JDSU Confidential Information, as the case may be, to the extent required by such Law or by lawful process or such Governmental Authority (as so advised by counsel).

(d) Each of JDSU and Lumentum acknowledges that it and the other members of its respective Group may have in their possession confidential or proprietary information of third Persons that was received under confidentiality or non-disclosure agreements with such third Person prior to the Distribution Date. JDSU and Lumentum each agrees that it will hold, and will cause the other members of its Group and their respective Representatives to hold, in strict confidence, the confidential and proprietary information of third Persons to which it or any other member of its respective Group has access, in accordance with the terms of any agreements entered into prior to the Distribution Date between or among one (1) or more members of the applicable party’s Group and such third Persons.

5.5 Tax Matters. The TAX MATTERS AGREEMENT in the form attached hereto as EXHIBIT C will govern JDSU’s and Holdings’ respective rights, responsibilities and obligations after the Distribution with respect to Taxes, including ordinary course of business Taxes and Taxes, if any, incurred as a result of any failure of the Separation and Distribution to qualify as tax-free transactions for U.S. federal income tax purposes. The TAX MATTERS AGREEMENT sets forth the respective obligations of JDSU and Holdings with respect to the filing of Tax Returns (as defined in the TAX MATTERS AGREEMENT) , the administrations of Tax contests, cooperation and other matters, and imposes certain restrictions on JDSU’s and Holdings’ ability to engage in certain actions following the Separation and Distribution. Except as expressly set forth in this Agreement or any other ancillary agreement, all matters relating to Taxes in connection with the transactions contemplated by this Agreement shall be governed exclusively by the TAX MATTERS AGREEMENT.

5.6 Additional Transition Services. Subject to the terms and conditions of this Agreement, each party shall provide, or cause to be provided, to each other party and its Affiliates solely for the benefit of such party’s business the applicable services described, and on the terms set forth, in SCHEDULE 5.6 attached hereto (the “Service Schedules”), which terms are incorporated herein by reference (collectively, the “Services”) for periods commencing upon the Effective Time and ending on the expiration of the applicable period set forth in the applicable Service Schedule in respect of each such Service (as to each period applicable to the respective Service, the “Service Period”), unless such period is earlier terminated in accordance with the terms hereof. The Service Period of any Service set forth in the Services Schedules may be extended by the recipient of such services (“Recipient”), at its election and in its reasonable discretion, for up to ninety (90) days past the end of the original Service Period set forth in the Services Schedule for that Service, but only to the extent that such Recipient has been unable to become independent of the provider of such Services (“Provider”) by the end of the applicable original Service Period after performance of its obligations under the original Service Schedule. Recipient must give the Provider of such Services written notice of the extension at least thirty (30) days prior to the end of the original Service Period. The price of such Service during the period beginning on the day immediately subsequent to the last day of the original Service Period set forth on the applicable Service Schedule through and including the last day such Service is provided shall be (i) [•]% of the price set forth on the applicable Service Schedule for days one (1) through thirty (30) that such Service is extended, (ii) [•]% of the price set forth on the applicable Service Schedule for days thirty-one (31) through sixty (60) that such Service is extended, and (iii) [•]% of the price set forth on the applicable Service Schedule for days sixty-one (61) through ninety (90) that such Service is extended. No Service Period may be extended for more than ninety (90) days after the last day of the original Service Period without the prior written consent of both Provider and Recipient.

Article VI

DISPUTE RESOLUTION

6.1 General Provisions.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article VI.

(b) Commencing with a request contemplated by Section 5.2, all communications between the parties or their Representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible into evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of any Dispute.

(C) WITH RESPECT TO ANY DISPUTE TO WHICH THIS ARTICLE VI APPLIES OR OTHERWISE IN RESPECT OF THIS AGREEMENT, THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGES (INCLUDING IN RESPECT OF LOST PROFITS OR REVENUES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES (PROVIDED THAT LIABILITY FOR ANY SUCH DAMAGES WITH RESPECT TO ANY THIRD PARTY CLAIM AND ANY STATUTORY PENALTIES UNDER ENVIRONMENTAL LAW SHALL BE CONSIDERED DIRECT DAMAGES).

(d) The specific procedures set forth in this Article VI, including the time limits referenced therein, may be modified by agreement of both of the parties in writing.

(e) All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article VI are pending. The parties will take any necessary or appropriate action required to effectuate such tolling.

(f) Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement during the course of resolution of a Dispute pursuant to the provisions of this Article VI with respect to all matters not subject to such Dispute.

6.2 Consideration by Senior Executives. If a Dispute is not resolved in the normal course of business at the operational level, the parties shall attempt in good faith to resolve the Dispute by negotiation among representatives of the parties at a senior level of management of the parties. Either party may initiate such executive negotiation process by providing a written notice to the other party (the “Initial Notice”). Within thirty (30) days after delivery of the Initial Notice, the receiving party shall submit to the other a written response (the “Response”). The Initial Notice and the Response shall include (i) a statement of the Dispute and of each party’s position and (ii) the name and title of the executive who will represent that party and of any other Person who will accompany the executive. The parties agree that such executives shall have full and complete authority to resolve any Disputes submitted pursuant to this section (or paragraph). Such executives will meet in person or by teleconference or video conference within sixty (60) days of the date of the Initial Notice to seek a resolution of the Dispute. In the event that the executives are unable to agree to a format for such meeting, the meeting shall be convened by teleconference. In the event that the executives are unable to resolve such Dispute within ninety (90) days of the date of the Initial Notice, the parties may seek any and all other remedies as may be available to them at law or equity.

6.3 Mediation. The parties may, by mutual consent, select a mediator to aid the parties in their discussions and negotiations. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any arbitration proceeding. Each party shall bear its own fees, costs and expenses and an equal share of the expenses of the mediation. Each party shall designate a business executive to have full and complete authority to resolve the Dispute and to represent its interests in the mediation, and each party may, in its sole discretion, include any number of other Representatives in the mediation process.

Article VII

MISCELLANEOUS

7.1 Corporate Power; Facsimile Signatures.

(a) Lumentum, Holdings and JDSU, on behalf of themselves and their respective Affiliates, hereby represent as follows:

(i) each such Person has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(b) Each party acknowledges that it and each other party may execute this Agreement by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (.pdf) shall be effective as delivery of such executed counterpart of this Agreement. Each party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in .pdf) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

7.2 Governing Law; Submission to Jurisdiction; Waiver of Trial.

(a) This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

(b) Each party to this Agreement hereby irrevocably (i) agrees that any Dispute shall be subject to the exclusive jurisdiction of the state and federal courts located in the State of Delaware, (ii) waives any claims of forum non conveniens, and agrees to submit to the jurisdiction of such courts and (iii) agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 7.6 shall be effective service of process for any litigation brought against it in any such court or for the taking of any other acts as may be necessary or appropriate in order to effectuate any judgment of said courts.

7.3 Survival of Covenants. Except as expressly set forth in this Agreement, the covenants and other agreements contained in this Agreement, and liability for the breach of any obligations contained herein or therein, shall survive the Distribution.

7.4 Waivers of Default. A waiver by a party of any default by the other party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the waiving party. No failure or delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver by any party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the party so waiving.

7.5 Force Majeure. No party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) notify the other parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

7.6 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this section (or paragraph)):

If to JDSU, to:

JDS Uniphase Corporation

430 North McCarthy Blvd

Milpitas, California, USA

95035

Attention: General Counsel

Email: [•]

with a copy to:

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, California 94303-2215

Attention: Ed Batts

Facsimile: [•]

Email: [•]

if to Lumentum, to:

Lumentum Inc.

400 North McCarthy Blvd

Milpitas, California USA

95035

Attention: General Counsel

Email: [•]

with a copy to:

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, California 94303-2215

Attention: Ed Batts

Facsimile: [•]

Email: [•]

If to Holdings, to:

Lumentum Holdings Inc.

400 North McCarthy Blvd

Milpitas, California USA

95035

Attention: General Counsel

Email: [•]

with a copy to:

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, California 94303-2215

Attention: Ed Batts

Facsimile: [•]

Email: [•]

7.7 Termination. Notwithstanding any provision to the contrary, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Effective Time by and in the sole discretion of JDSU without the prior approval of any Person, including Lumentum or Holdings. In the event of such termination, this Agreement shall become void and no party, or any of its officers and directors shall have any liability to any Person by reason of this Agreement. After the Distribution Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the parties.

7.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

7.9 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties with respect to the subject matter of this Agreement.

7.10 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any party without the prior written consent of the other party, except that a party may assign any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business of such party or in connection with a merger transaction in which such party is not the surviving entity; provided, however, that, in each case, no such assignment shall release such party from any liability or obligation under this Agreement nor change any of the steps in this Agreement, and the surviving entity of any merger or the transferee of such assets or businesses shall agree in writing to be bound by the terms of this Agreement as if named as a party hereto. The provisions of this Agreement and the obligations and rights under this Agreement shall be binding upon, inure to the benefit of and be enforceable by (and against) the parties and their respective successors and permitted transferees and assigns. Except as provided in Article V with respect to Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.11 Public Announcements. From and after the Distribution Effective Time, JDSU, Lumentum and Holdings shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statement that relates to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

7.12 Specific Performance. Subject to the provisions of Article V, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties.

7.13 Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by each of the parties to this Agreement.

7.14 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires, (b) references to the terms “Article,” “Section,” “paragraph,” “clause,” “Exhibit” and “Schedule” are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified, (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (d) references to “$” shall mean U.S. dollars, (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified, (f) the word “or” shall not be exclusive, (g) references to “written” or “in writing” include in electronic form, (h) unless the context requires otherwise, references to “party” shall mean JDSU, Lumentum or Holdings, as appropriate, and references to “parties” shall mean JDSU, Lumentum or Holdings, (i) provisions shall apply, when appropriate, to successive events and transactions, (j) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (k) JDSU, Lumentum and Holdings have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement, and (l) a reference to any Person includes such Person’s successors and permitted assigns.

7.15 Counterparts. This Agreement may be executed in one (1) or more counterparts, and by each party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or .pdf shall be as effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

JDS UNIPHASE CORPORATION

By:
Its:

LUMENTUM HOLDINGS INC.

BY:
By:
Its:

LUMENTUM OPERATIONS LLC

BY:
By:
Its: